Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:

Media Inquiries:	Investor Inquiries:
Tom Laughran Fleishman-Hillard (312) 932-2834 tom.laughran@fleishman.com	Northfield Laboratories (847) 864-3500
FOR IMMEDIATE RELEASE
NORTHFIELD LABORATORIES ANNOUNCES
DECISION TO WIND DOWN BUSINESS
May 15, 2009 - Evanston, Illinois (Business Wire) — Northfield Laboratories Inc. (Nasdaq: NFLD) announced today that it has determined to wind down its business operations and carry out an orderly disposition of its assets.
Following its review and analysis of the complete response letter received from the Food and Drug Administration on April 30, 2009, Northfield determined that further clinical development of a reformulated version of its PolyHeme® human red cell substitute product, including additional clinical trials, would likely be required before it could again seek to obtain FDA approval. Northfield concluded that the time and substantial expense required to complete this additional clinical development, together with significant uncertainty that FDA approval would ultimately be obtained, made it unlikely that sufficient additional capital could be raised to support such further product development.
On May 8, 2009, Northfield announced that it had terminated substantially all operational and staff employees at its manufacturing facility and headquarters.
Northfield cautioned that in view of the Company’s obligations to creditors, expenses expected to be incurred in connection with the wind down process and uncertainty regarding the realizable value of the Company’s non-cash assets, no assurance can be given that any amounts will be available for distribution to shareholders in connection with the winding down of the Company’s business. Northfield has retained counsel to explore the options available to wind down its business.
About Northfield Laboratories
Northfield Laboratories is developing a hemoglobin-based oxygen-carrying red blood cell substitute, PolyHeme. PolyHeme is a solution of chemically modified human hemoglobin that requires no cross-matching and is therefore compatible with all blood types. It has an extended shelf life in excess of 12 months. For further information, visit http://www.northfieldlabs.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are identified by the use of such terms as “intends,” “expects,” “plans,” “estimates,” “anticipates,” “should,” “believes” and similar terms. These forward-looking statements involve inherent risks and uncertainties. Our actual results may therefore differ materially from those predicted by the forward-looking statements because of various risks and uncertainties, including those described from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. We do not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the time such statement is made. All subsequent written and oral forward-looking statements attributable to Northfield or any person acting on our behalf are qualified by this cautionary statement.
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